Exhibit 10.16

ATYR PHARMA, Inc.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

Adopted on December 21, 2015

The purpose of this Executive Severance and Change in Control Policy (the “Policy”) of aTyr Pharma, Inc. (the “Company”) is to provide certain senior management employees of the Company with certain compensation and benefits in the event of a termination of employment without Cause (as defined below) or for Good Reason (as defined below), under the terms and conditions described in this Policy.

1.	Termination Not in Connection with a Sale Event

If the employment of an Eligible Employee (as defined below) is terminated by the Company without Cause (as defined below) or the Eligible Employee resigns for Good Reason (as defined below), then subject to such Eligible Employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company, such Eligible Employee shall be entitled to receive the following benefits:

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Acceleration of the time-based vesting provisions of outstanding stock options and other equity awards in which the employee would have vested if he or she had remained employed for an additional 12 months following the date of termination; provided, however, that for avoidance of doubt, for any equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price) and a time-based vesting provision, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination; and

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Payment of (a) severance in a lump sum in the amounts set forth below and (b) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Severance (Amount of Base Salary)	Benefits Continuation
12 months	12 months

2.	Termination in Connection with a Sale Event

If the employment of an Eligible Employee is terminated by the Company (or its successor) without Cause or such Eligible Employee resigns for Good Reason, in either case within two months prior to or one year after the closing of a Sale Event (as defined in the Company’s 2015

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Stock Option and Incentive Plan, as may be amended from time to time), then subject to such Eligible Employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer, such Eligible Employee shall be entitled to receive the following benefits:

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Full acceleration of the time-based vesting provisions of outstanding stock options and other equity awards; provided, however, that for avoidance of doubt, for any equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price) and a time-based vesting provision, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination; and

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Payment of (a) severance in a lump sum in the amounts set forth below, (b) target bonus in the amounts set forth below and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Severance (Base Salary)	Bonus	Benefits Continuation
12 months	1x bonus target	12 months

For the avoidance of doubt, if an employee is eligible to receive benefits pursuant to this Section 2, the employee shall not be eligible to receive any benefits pursuant to Section 1 of this Policy.

3.	Definitions.
(a)

“Cause” shall mean (i) the employee’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the employee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the employee’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the employee by the Company; (iv) the employee’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the employee’s material violation of any provision of any agreement(s) between the employee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(b)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(c)

“Eligible Employees” shall mean the senior management employees of the Company designated by the Committee from time to time as eligible to receive benefits under this Policy.  Eligible Employees at the time of adoption of this Policy include the members of the Company’s Executive Leadership Team (other than the Company’s Chief Executive Officer, who shall receive severance benefits pursuant to his employment agreement with the Company and not this Policy): Melissa A. Ashlock, M.D., John C. McKew, Ph.D., Kelly Blackburn, Andrew Cubitt, Ph.D., Holly D. Chrzanowski, Marcy Graham, John Blake, Nancy Krueger and Ashraf Amanullah, Ph.D. and, effective as of January 4, 2016, Sanuj Ravindran.  Any additional executive officers who become members of the Company’s Executive Leadership Team, who qualify as “named executive officers” for purposes of the Company’s filings with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or who otherwise report directly to the Chief Executive Officer shall be deemed to be Eligible Employees for purposes of this Policy.

(d)

“Good Reason” shall mean (i) a material diminution in the employee’s responsibilities, authority or duties; (ii) a material diminution in the employee’s base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company; or (iii) a change of more than fifty (50) miles in the geographic location at which the employee provides services to the Company, in each case so long as the employee provides at least ninety (90) days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within thirty (30) days thereafter and the employee terminates his or her employment within thirty (30) days after the end of such cure period.

4.	General Terms and Conditions.
(a)

The amounts payable pursuant to this Policy shall be paid or commence to be paid within 60 days following the date of termination of employment, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)

In addition, upon the consummation of a Sale Event, to the extent Section 280G of the Internal Revenue Code is applicable to such employee, each employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

(c)

This Policy shall be administered by the Committee, and the Committee shall have the power and authority to interpret the terms and provisions of this Policy, to make all determinations it deems advisable for the administration of this Policy, to decide all disputes arising in connection with this Policy and to otherwise supervise administration of this Policy.  The Committee retains the right to amend, revise, change or end this Policy at any point in the future; provided that the Committee may not amend or end the Policy during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (i) 12 months after a Sale Event and (ii) the termination of the definitive agreement without the consummation of a Sale Event.  This Policy does not change the “at-will” employment status of any employee.

(d)

In the event an Eligible Employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits in the aggregate than set forth in this Policy, such Eligible Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy.

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